Exhibit (10)


               SUPPLEMENTAL RETIREMENT BENEFIT PLAN


     This Supplemental Retirement Benefit Plan (the "Plan") is adopted effective as of this 16th day of January, 1992, by Wausau Paper Mills Company, a Wisconsin corporation, ("Wausau") for the purposes of providing deferred compensation in the form of supplemental retirement benefits for San W. Orr, Jr. ("Mr. Orr") in recognition of his service to Wausau as its Chairman of the Board of Directors and Chief Executive Officer.

     1. Normal Supplemental Retirement Benefit. Beginning on the first day of the first month following the last to occur of
(a) Mr. Orr's termination of employment with Wausau or (b) Mr. Orr's 60th birthday, and continuing on the first day of each succeeding month, Wausau shall pay to Mr. Orr, if he is then living, a monthly supplemental retirement benefit (Mr. Orr's "Normal Supplemental Retirement Benefit") in an amount equal to 50% of one-twelfth of Mr. Orr's highest final average compensation. For purposes of this Plan, "highest final average compensation" shall mean the annual average of the sum of (a) all compensation paid to Mr. Orr and reported on Form W-2 and (b) all amounts which would have been paid and reported on Form W-2 but were deferred at Mr. Orr's election for the five consecutive calendar year period which yields the highest aggregate compensation so paid and deferred. Mr. Orr's Normal Supplemental Retirement Benefit shall not be reduced or offset by the amount of any other payment then due him from Wausau or any other plan or program now or hereafter maintained by Wausau.

     2. Surviving Spouse Benefit. From and after the first day of the first month following the later of (a) the month in which Mr. Orr's death occurs or (b) the month in which Mr. Orr would have attained his 60th birthday if Mr. Orr's death occurs before he has attained age 60, and continuing on the first day of each succeeding month, Wausau shall pay to Mr. Orr's spouse, if then living (Mr. Orr's "Surviving Spouse"), a monthly benefit (the "Supplemental Surviving Spouse Benefit") in an amount equal to 50% of the Normal Supplemental Retirement Benefit to which Mr. Orr would have then been entitled had he then been living.

     3.     Change of Control of Wausau.

          (a) In the event a Change of Control of Wausau occurs prior to Mr. Orr's death, Wausau shall pay to Mr. Orr a lump sum amount equal to the present value of Mr. Orr's Normal Supplemental Retirement Benefit, as determined hereunder, as of the first day of the first month following such Change of Control of Wausau on which Mr. Orr is neither an employee nor a director of Wausau, whether or not such Change of Control occurred prior to the date on which Mr. Orr shall have ceased to be an employee or a director of Wausau. Upon payment of the lump sum amount provided for in this subparagraph (a), Wausau shall have no further obligation to pay any benefits under this Plan.

          (b) In the event a Change of Control occurs after Mr. Orr's death and whether or not the Supplemental Surviving Spouse Benefit shall have then become payable, Wausau shall pay to Mr. Orr's Surviving Spouse, if then living, the present value of the unpaid Supplemental Surviving Spouse Benefit. Upon payment of the lump sum amount provided for in this subparagraph (b), Wausau shall have no further obligation to pay any benefits under this Plan.

          (c) For purposes of this plan, a "Change of Control of Wausau" shall be deemed to have occurred when:

               (i)     any one of the following events occurs:

                    (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than (A) Wausau or any of its subsidiaries,
               (B) a trustee or other fiduciary holding securities under an employee benefit plan of Wausau or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a company owned, directly or indirectly, by the shareholders of Wausau in substantially the same proportions as their ownership of stock of Wausau, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Wausau (not including in the securities beneficially owned by such persons any securities acquired directly from the Company or its affiliates) representing more than 50% of the combined voting power of Wausau's then outstanding securities; provided, however, that for the purpose of determining whether any shareholder of Wausau on the date hereof becomes the beneficial owner of securities of Wausau representing more than 50% of the combined voting power of Wausau's then outstanding securities, the securities of Wausau held by such shareholder on the date hereof shall not be taken into account;

                    (B)     the shareholders of Wausau approve a
               merger or consolidation of Wausau or a share exchange with any other company, other than a merger or consolidation or share exchange which would result in the voting securities of Wausau outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Wausau, at least 50% of the combined voting power of the voting securities of Wausau or such surviving entity outstanding immediately after such merger or consolidation or share exchange, or a merger or consolidation or share exchange effected
               to implement a recapitalization of Wausau (or
               similar transaction) in which no person acquires more than 50% of the combined voting power of Wausau's then outstanding securities; or

                    (C)     the shareholders of Wausau approve a
               plan of complete liquidation of Wausau or an agreement for the sale or disposition by Wausau of all or substantially all of Wausau's assets and

               (ii) a majority of the members of the Board of Directors who are unaffiliated with an Interested Shareholder (defined in subparagraph (d)) and who were members of the Board of Directors as of a date prior to the date on which the Interested Shareholder became an Interested Shareholder (a "Current Director") has not, by resolution prior to (A) the person described in subparagraph (i)(A) becoming the beneficial owner of 10% of the combined voting power of Wausau's then outstanding securities or (B) the approval of shareholders described in (i)(B) or (C) the approval of shareholders described in (i)(C), approved or recommended such event.

          (d) For purposes of this Plan, the term "Interested Shareholder" shall mean any person (other than Wausau or any of its subsidiaries or any member of the Board of Directors as of the effective date of this Plan or any affiliate of such person) who first became the beneficial owner of 10% or more of the combined voting power of Wausau's then outstanding securities after the effective date of this Plan.

          (e) For purposes of this Plan, the present value of Mr. Orr's Normal Supplemental Retirement Benefit or the Supplemental Surviving Spouse Benefit shall be determined by reference to the 1983 Individual Annuity Mortality Table with an assumed interest rate equal to the "immediate annuity rate" as then in effect as determined by the Pension Benefit Guaranty Corporation and promulgated in Appendix B to 29 C.F.R. Section 2619.65 or any successor regulation adopted for the same or substantially similar purpose.

     4. Supplemental Retirement Benefits in Addition to other Rights and Benefits. The rights and benefits conferred upon Mr. Orr (and Mr. Orr's Surviving Spouse) pursuant to this Plan shall be in addition to all other rights and benefits conferred upon Mr. Orr by Wausau by reason of his employment.

     5. Nature of Wausau's Obligations and Mr. Orr's Rights. Neither Mr. Orr nor his Surviving Spouse, if any, shall acquire any right, title or interest in the assets of Wausau by reason of this Plan. To the extent Mr. Orr or his Surviving Spouse shall acquire a right to receive payments from Wausau pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of Wausau.

     6.     Assignment by Mr. Orr Prohibited.  This Plan and Mr.
Orr's rights and benefits hereunder (and the rights of his Surviving Spouse, if any) shall not be subject to voluntary or
      involuntary sale, pledge, hypothecation, transfer or assignment by
Mr. Orr or such Surviving Spouse, their personal representatives or heirs or any other person or persons or organization or organizations succeeding to any of their rights and benefits hereunder.

     7. Funding. All benefits paid or payable pursuant to the terms of this Plan shall be paid out of the general assets of Wausau.

     8. Claims Procedure. The claims procedure set forth in the Wausau Paper Retirement Plan or any successor to such plan is incorporated herein by this reference as the claims procedure for this Plan.

     9. Plan Administrator. The plan administrator and named fiduciary of the Plan shall be Wausau.

     10. Binding Effect. This Plan shall be binding upon and inure to the benefit of (1) Mr. Orr and his Surviving Spouse and their personal representatives and heirs and any other person or persons or organization or organizations succeeding to any of Mr. Orr's rights or benefits hereunder, and (2) Wausau and its successors and assigns.

     11. Severability. The invalidity or unenforceability of any provision of this Plan shall not invalidate or render unenforceable any other provision of this agreement.

     12. Governing Law. This Plan shall be governed by the Employee Retirement Income Security Act of 1974, as amended, and to the extent not preempted by such Act, by the laws of the State of Wisconsin.

     IN WITNESS WHEREOF, Wausau has caused this amended agreement to be executed by its President thereunto duly authorized as of this 16th day of November, 1995.
                                    WAUSAU PAPER MILLS COMPANY



                                    By:  DANIEL D. KING
                                       Daniel D. King
                                       As its President